EXHIBIT 99

[inTEST News Release Letterhead]

inTEST ANNOUNCES ORGANIZATION CHANGES

CHERRY HILL, NJ, November 15, 2004 - inTEST Corporation (Nasdaq: INTT) today announced it is making organizational changes and cost structure adjustments as part of the Company's continuing efforts to effectively meet the needs and expectations of the fluid ATE market. These changes will give divisional General Managers increased responsibility for marketing, sales and service, thus allowing for the reduction of corresponding central corporate staff.

Robert E. Matthiessen, Chief Executive Officer, stated that, "inTEST has grown over the years into a multi-product, multi-divisional company. This very growth has contributed to today's changes. Each General Manager will have more autonomy and the necessary tools to satisfy their respective markets. Our customers will experience more focused inTEST teams addressing their specific needs. Equally important, we believe this re-organization and resultant decentralization will make inTEST a more competitive company positioned to rapidly adapt to new market challenges and opportunities through continued R&D and strategic M&A activities."

Specific actions resulting from the re-organization include the elimination of four executive-level positions, an approximate 18% reduction in domestic head count, and certain salary and benefit adjustments. During the fourth quarter of 2004, the Company expects it will incur one-time severance costs of approximately $500,000 related to these actions. The Company expects its actions will reduce its annual operating expense structure by approximately $4.5 million.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Andrew Rodriguez, 646-536-7032
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.